Exhibit 99.3

                              BeiGene, Ltd.

BeiGene Presents Initial Phase 1b Data for BTK Inhibitor Zanubrutinib (BGB-3111) Combined with PD-1 Antibody Tislelizumab (BGB-A317) at the 59th American Society of Hematology Annual Meeting

Cambridge, Mass. and BEIJING, China, December 11, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE), a  commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented initial data from the ongoing Phase 1b trial of its investigational Bruton’s Tyrosine Kinase (BTK) inhibitor, zanubrutinib (BGB-3111), in combination with its investigational anti-PD-1 antibody, tislelizumab (BGB-A317), in patients with B-cell malignancies at the 59th American Society of Hematology (ASH) Annual Meeting in Atlanta, GA. The initial dose escalation data suggest that the combination of zanubrutinib and tislelizumab had a manageable toxicity profile and anti-tumor activity in patients with B-cell malignancies.

 “The initial data from this Phase 1b trial indicate that the combination of zanubrutinib and tislelizumab is tolerable with adverse events generally consistent with each therapeutic class. With only a short follow-up time, we have observed objective responses across different malignancy types in this heavily pre-treated population,” commented Constantine Tam, MD, Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at Peter MacCallum Cancer Centre, Director of Haematology at St. Vincent’s Hospital, Australia, and lead author of the presentation.

 “Based on pre-clinical data suggesting the synergy of this combination, we are hopeful that this clinical trial will help to characterize the combination’s potential in treating patients with B-cell malignancies, particularly aggressive lymphomas,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

                              BeiGene, Ltd.

Summary of Results from the Ongoing Phase 1b Trial

The open-label, multi-center Phase 1b trial of zanubrutinib in combination with tislelizumab consists of a dose escalation portion to be followed by a dose expansion portion. Data presented at ASH include patients enrolled at the first two dose levels of the dose escalation phase: dose 1 cohort of zanubrutinib at 320 mg once a day (QD) with tislelizumab at 2 mg/kg every three weeks (Q3W), and dose 2 cohort of zanubrutinib at 320 mg QD with tislelizumab at 5 mg/kg Q3W. Patients in the third dose cohort will receive zanubrutinib at 160 mg twice daily with tislelizumab at 200 mg Q3W.

As of September 15, 2017, the date of the most recent data cutoff, 25 patients, including 15 patients in the dose 1 cohort and 10 patients in the dose 2 cohort, had been enrolled. There were 13 patients with indolent lymphoma, including chronic lymphocytic leukemia (CLL), follicular lymphoma (FL), marginal zone lymphoma (MZL), and Waldenström's macroglobulinemia (WM), and 12 patients with aggressive lymphoma, including diffuse large B-cell lymphoma (DLBCL), mantle cell lymphoma (MCL), and transformed lymphoma. The median follow-up time was 5.1 months (0.4-14.1 months). Two cases of autoimmune hemolysis occurred in patients with WM in the dose 2 cohort, and one qualified as a dose-limiting toxicity (DLT). These events were not associated with a positive direct antiglobulin test and resolved with immunosuppressive therapy, but resulted in the decision to exclude further enrollment of WM patients in the trial. No further DLTs were observed after WM patients were excluded.

Among patients with indolent lymphoma, the most common adverse events (AEs) (occurring in ≥ 20% of patients) of any attribution were petechiae/purpura/contusion (31%) and thrombocytopenia (23%). Grade 3-4 AEs of any attribution reported in at least two patients included thrombocytopenia, anemia, and hemolysis (15% each).  Besides the two cases of autoimmune hemolysis, there was one more immune-

                              BeiGene, Ltd.

related event, a grade 4 autoimmune encephalitis. The patient was treated with aggressive immunosuppressive therapy and gradually improved over time.

Among patients with aggressive lymphoma, the most common AEs (occurring in ≥ 20% of patients) of any attribution were diarrhea, fatigue, pyrexia, upper respiratory tract infection (33% each), cough (25%), and nausea (25%). Grade 3-4 AEs of any attribution reported in at least two patients included pyrexia (17%). There was one patient with multiple occurrences of grade 2 and 3 pneumonitis.

At the time of data cutoff, the efficacy-evaluable population consisted of 25 patients. The median follow-up time was 5.1 months (0.4-14.1 months). Objective responses were observed in 10 patients (40%). By tumor type,  two partial responses (PRs) were observed out of five patients with CLL, one complete response (CR) and one PR were observed out of five patients with FL, one very good partial response and one minor response were observed out of two patients with WM, one CR was observed out of five patients with DLBCL, and three PRs were observed out of five patients with transformed lymphoma.

About Zanubrutinib

Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of BTK that has demonstrated higher selectivity against BTK than ibrutinib (a BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase 1 experience in separate studies, and sustained 24-hour BTK occupancy in both the peripheral blood and lymph node compartments.

About Tislelizumab

Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an

                              BeiGene, Ltd.

important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has high affinity and specificity for PD-1. It is differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for tislelizumab for solid tumors.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 700 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of zanubrutinib and tislelizumab and our future development plans for zanubrutinib and tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may

                              BeiGene, Ltd.

affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com

_______________________

i ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.